As filed with the Securities and Exchange Commission on May 23, 1997

                                                           Registration No. 33-
  -----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 --------------

                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)
Pennsylvania                                                  23-0970240
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

P.O. Box 8699
2301 Market Street
Philadelphia, PA                                                  19101
(Address of principal executive offices)                       (Zip Code)

                               PECO ENERGY COMPANY
                UNFUNDED DEFERRED COMPENSATION PLAN FOR DIRECTORS
                            (Full title of the plan)

            J. Barry Mitchell, Vice President - Finance and Treasurer
                               PECO Energy Company
                                  P.O. Box 8699
                               2301 Market Street
                             Philadelphia, PA 19101
                     (Name and address of agent for service)
                                 (215) 841-4000
          (Telephone number, including area code, of agent for service)

                         Copy of all communications to:

    JAMES W. DURHAM, ESQ.                       BRIAN J. DOUGHERTY, ESQ.
    Senior Vice President                       Morgan, Lewis & Bockius LLP
    and General Counsel                         2000 One Logan Square
    P.O. Box 8699                               Philadelphia, PA  19103
    2301 Market Street                          (215) 963-4833
    Philadelphia, PA  19101
    (215) 841-4000

                         CALCULATION OF REGISTRATION FEE

     Title of securities            Amount to be          Proposed maximum           Proposed maximum               Amount of
       to be registered              registered            offering price               aggregate                registration fee
                                                             per share              offering price (2)

Deferred Compensation                 $360,000                  100%                     $360,000                      $109
Obligations (1)

(1) The Deferred Compensation Obligations are unsecured obligations of PECO Energy Company to pay deferred compensation in the future in accordance with the terms of the PECO Energy Company Unfunded Deferred Compensation Plan for Directors .
(2) Estimated solely for the purpose of determining the registration fee.








                                     PART I

                  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the SEC pursuant to Section 13 of the Exchange Act by PECO Energy (File No. 1-1401) are incorporated herein by reference:

         1. PECO Energy's Annual Report on Form 10-K for the year ended December
         31, 1996; 2. PECO Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and 3. PECO Energy's Current Reports on
         Form 8-K dated January 23, 1997, January 24, 1997, January 30,
              1997,  February 21, 1997, February 27, 1997, March 25, 1997, April
              1, 1997, April 14, 1997, April 25, 1997, May 8, 1997, May 12, 1997
              and May 22, 1997.

         Each document filed subsequent to the date of this registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this registration statement and shall be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Under the PECO Energy Company Unfunded  Deferred  Compensation Plan for
Directors (the "Plan"), the Company will provide eligible directors the opportunity to enter into agreements for the deferral of a portion of their future directors' fees. The obligations of the Company under such agreements
(the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amount of fees to be deferred by each participating director will be determined in accordance with the Plan based on elections by the director.
Each Obligation will be payable upon termination of service as a director, termination of the participant's full-time employment by the Company or the participant's 65th birthday in accordance with the terms of the Plan. The
Obligations will be indexed to one or more Earnings Options individually chosen by each participant from the list of mutual funds available under the PECO
Energy Company Employee Savings Plan. Each participant's Obligation will be adjusted to reflect the investment experience of the selected Earnings Options, including any appreciation or depreciation. The Company is under no obligation to invest in such Earnings Options. The Obligations will be denominated and be payable in United States dollars.

         A director  participant's right or the right of any other person to the
Obligations  cannot  be  assigned,  alienated,  sold,  garnished,   transferred,
pledged,  or encumbered  except by a written  designation of a beneficiary under the  Plan,  by the  terms  of the  Plan  in the  event  there  is no  designated beneficiary or by court order in the case of marital dispute.

         The Obligations are not subject to redemption, in whole or in part, at the option of the Company prior to termination of service as a director, termination of employment, attainment of age 65, or the individual payment dates specified by the participating directors. The Plan provides certain default distribution methods; however, participant may elect to receive a distribution under the Plan in such manner as is acceptable to the Plan Administrator. In addition, the Plan Administrator may, in its discretion, direct that a participant be paid an amount (not to exceed his Obligation) sufficient to meet a financial hardship as defined in the Plan. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall (i) result in the distribution of amounts credited to a participant's deferral account in any manner other than as provided in the Plan, or (ii) reduce the availability of amounts previously deferred. The rules relating to distribution may be generally altered or specifically waived by the Plan Administrator in its sole discretion, but may not reduce the availability of amounts previously deferred unless it is necessary to do so to preserve the tax deferral on amounts deferred.

         The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each director participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

                  Sections   1741   and  1742  of  the   Pennsylvania   Business
Corporation  Law of 1988,  as  amended  (the  "PBCL")  provide  that a  business corporation may indemnify  directors and officers  against  liabilities they may incur as such provided that the  particular  person acted in good faith and in a manner he or she  reasonably  believed  to be in, or not  opposed  to,  the best interests of the corporation,  and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In general, the power to indemnify  under these  sections  does not exist in the case of actions against a  director  or  officer  by or in the right of the  corporation  if the person  otherwise  entitled to  indemnification  shall have been  adjudged to be liable to the corporation  unless it is judicially  determined that, despite the adjudication of liability but in view of all the  circumstances of the case, the person is fairly  and  reasonably  entitled  to  indemnification  for  specified expenses.  The  corporation  is required to  indemnify  directors  and  officers against  expenses  they may  incur in  defending  actions  against  them in such capacities  if they are  successful on the merits or otherwise in the defense of such actions.

                  Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute.

         Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

         PECO Energy's Bylaws provide that PECO Energy is obligated to indemnify directors and officers and other persons designated by the Board of Directors against any liability including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees and disbursements) incurred in connection with any proceeding. The Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from PECO Energy of a personal benefit to which the recipient is not legally entitled.

         As permitted by PBCL Section 1713, PECO Energy's Bylaws provide that directors generally will not be liable for monetary damages in any action whether brought by shareholders directly or in the right of PECO Energy or by third parties unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the PBCL), and such failure constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a Director acted in the best interests of the corporation. PBCL
Section 1712, in defining the standard of care a Director owes to the corporation, provides that a Director stands in a fiduciary relation to the corporation and must perform his duties as a Director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

         PECO Energy has purchased directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits filed as part of this Registration Statement are as follows:

Exhibit
Number                                        Exhibit
---------                                   ----------

    5    Opinion of Morgan, Lewis & Bockius, LLP re: legality

 23.1    Consent of Morgan, Lewis & Bockius, LLP (included in Exhibit 5)

 23.2    Consent of Coopers & Lybrand L.L.P.

   24    Powers of Attorney

   99    PECO Energy Company Unfunded Deferred Compensation Plan for
         Directors

Item 9.  Undertakings.

                      The undersigned Registrant hereby undertakes:

                              (1)  To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

                                       (i)  To include any prospectus required
                      by Section 10(a)(3) of the Securities Act of 1933;

                                       (ii) To  reflect  in the  prospectus  any
                      facts or events  arising after the  effective  date of the registration  statement (or the most recent post-effective
                      amendment   thereof)   which,   individually   or  in  the
                      aggregate,   represent   a   fundamental   change  in  the
                      information set forth in the registration statement; and

                                       (iii) To include any material information
                      with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (a)(1)(i)and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange
Act of 1934 that are incorporated by reference in the registration statement.

                              (2)  That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              (3)  To remove from registration by means of a
post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability  under the  Securities  Act of 1933,  each filing of the  Registrant's annual  report  pursuant  to Section  13(a) or Section  15
(d) of the  Securities Exchange  Act of 1934 (and each filing of an  employee benefit  plan's  annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new  registration  statement  relating to the securities offered herein and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on the 23rd day of May 1997.

                                                PECO ENERGY COMPANY

                                                By:      /s/ J. F. Paquette, Jr.

                                                   -----------------------------
                                                          J. F. Paquette, Jr.
                                                         Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. A. McNeill, Jr. and J. F. Paquette, Jr., or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act 1933, this Registration
Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                     Capacity                              Date
                           Chairman of the Board
                           and Director                      May 23, 1997
/s/ J. F. Paquette, Jr.
----------------------
J. F. Paquette, Jr.


/s/ C. A. McNeill, Jr.     President, Chief Executive
----------------------     Officer and                       May 23, 1997
C.A. McNeill, Jr.          Director (Principal Executive
                           Officer)

/s/ K. G. Lawrence         Senior Vice President -
----------------------     Finance and Chief Financial       May 23, 1997
                           Officer (Principal Financial
                           and Accounting Officer)

         This registration statement has also been signed by C. A. McNeill, Jr., Attorney-in-Fact, on behalf of the following Directors on the date indicated:

                    Susan W. Catherwood                     James A. Hagen
                    M. Walter D'Alessio                     Kinnaird R. McKee
                    G. Fred DiBona                          Joseph J. McLaughlin
                    R. Keith Elliott                        John M. Palms
                    Richard G. Gilmore                      Ronald Rubin
                    Richard H. Glanton                      Robert Subin


By:      /s/ C. A. McNeill, Jr.                               May 23, 1997
---------------------------
         C. A. McNeill, Jr.
         (Attorney-in-Fact)




                                INDEX TO EXHIBITS




Sequentially
Exhibit                                                             Numbered
Number                        Exhibit                                Page
------                        -------                            ------------

   5                  Opinion of Morgan, Lewis & Bockius LLP
                       re: legality

23.1                  Consent of Morgan, Lewis & Bockius, LLP
                      (included in Exhibit 5)

23.2                  Consent of Coopers & Lybrand L.L.P.

  24                  Powers of Attorney

  99                  PECO Energy Company Unfunded Deferred
                      Compensation Plan for Directors



